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                                                                    EXHIBIT 12.1

                             PACCAR Financial Corp.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                     PURSUANT TO SEC REPORTING REQUIREMENTS
                             (Thousands of Dollars)


                                                             Six Months Ended
                                                                 June 30
                                                           2000            1999
                                                        -------------------------
FIXED CHARGES
  Interest expense                                      $  94,443        $ 69,313
  Portion of rentals deemed interest                          535             482
                                                        -------------------------

TOTAL FIXED CHARGES                                     $  94,978        $ 69,795
                                                        =========================
EARNINGS
  Income before taxes                                   $  29,576        $ 29,312
  Fixed charges                                            94,978          69,795
                                                        -------------------------

EARNINGS AS DEFINED                                     $ 124,554        $ 99,107
                                                        ==========================
RATIO OF EARNINGS TO FIXED CHARGES                          1.31x           1.42x
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The method of computing the ratio of earnings to fixed charges shown above complies with SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR. See Exhibit 12.2.


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